EX. 99.28(h)(1)(ii)
AMENDMENT TO

ADMINISTRATION AGREEMENT

BETWEEN JNL STRATEGIC INCOME FUND LLC AND

JACKSON NATIONAL ASSET MANAGEMENT, LLC

This AMENDMENT is made by and between JACKSON NATIONAL ASSET MANAGEMENT, LLC, a Michigan limited liability company (“Administrator”), and JNL STRATEGIC INCOME FUND LLC, a Delaware limited liability company (“Company”).

WHEREAS, the Company and the Administrator entered into an Administration Agreement effective as of October 15, 2012 (“Agreement”), whereby the Administrator agreed to perform certain administrative services to each Fund of shares (each a “Fund”) of the Company, as listed on Schedule A of the Agreement.

WHEREAS, the Company and the Administrator have agreed to amend the Agreement.

NOW THEREFORE, in consideration of the mutual covenants herein contained, the parties hereby agree to amend the Agreement as follows:

1.	Paragraph 2.1.7 of the Agreement is hereby deleted and replaced in its entirety with the following:
2.1.7 Legal and Accounting Fees.  All charges for routine, day-to-day services and expenses of the Fund’s legal counsel and independent auditors excluding, however, the charges for services and expenses of independent legal counsel to the Disinterested Managers who are not “interested persons” (as such term is defined under Section 2(a)(19) of the 1940 Act) of the Funds (the “Disinterested Managers”) and further excluding any charges for services and expenses of the Fund’s legal counsel and independent auditors in connection with nonrecurring and extraordinary expenses of the type described in Section 2.2.4 herein.  In addition, all audit and tax return related charges and expenses;
2.	Paragraph 2.2.4 of the Agreement is hereby deleted and replaced in its entirety with the following:
2.2.4 Nonrecurring and Extraordinary Expenses.  Such nonrecurring and extraordinary expenses as may arise, including, but not limited to, the costs of actions, suits, or proceedings to which a Fund is a party, the expenses a Fund may incur as a result of its legal obligation to provide indemnification to the Fund’s officers, Managers and agents, the costs associated with one-time transactions, such as terminating or merging a Fund, and any other expenses as approved by the Board of Managers;
IN WITNESS WHEREOF, the Administrator and the Company have caused this Amendment to be executed as of September 5, 2013, effective as of September 5, 2013.

JNL STRATEGIC INCOME FUND LLC	JACKSON NATIONAL ASSET MANAGEMENT, LLC

By: /s/Kristen K. Leeman	By: /s/Mark D. Nerud
Name: Kristen K. Leeman	Name: Mark D. Nerud
Title: Assistant Secretary	Title: President and CEO